EXHIBIT 99.1

Dynacq Healthcare Announces Restatement of 2001 and 2002 Financial Statements

HOUSTON—(BUSINESS WIRE)—April 6, 2004—Dynacq Healthcare, Inc. (NASDAQ NM: DYIIE) (the “Company”) announced today that in connection with an ongoing review by the Securities and Exchange Commission of the Company’s periodic reports, the Company will restate its financial statements for the fiscal years ended August 31, 2001 and 2002 in order to (i) reclassify certain accounts receivable to long-term status to the extent that cash collections are expected more than twelve months after such dates, which reclassification will have no effect on net revenues, net income, retained earnings or earnings per share, and (ii) correct an error in the application of an accounting principle related to the income tax effect of the exercise of stock options, where the income tax benefit of $794,000 from the exercise of stock options was treated as a tax benefit rather than as an increase in stockholders’ equity, during fiscal year ended August 31, 2001. This error was corrected in fiscal year ended August 31, 2002, whereby the tax provision was increased by $794,000, with a corresponding increase to stockholders’ equity. The restatement will increase the income tax provision for fiscal year ended August 31, 2001 by $794,000 (thus reducing 2001 net income) and reduce the income tax provision for fiscal year ended August 31, 2002 by the same amount (thus increasing 2002 net income), and there will be no cumulative effect on retained earnings as of August 31, 2002. In connection with the restatement, Killman, Murrell & Co., P.C., the Company’s recently appointed independent accountants, will re-audit the restated financial statements for the fiscal year ended August 31, 2002. Due to the pending restatement and re-audit, investors should not rely on the Company’s previously issued financial statements for the fiscal years ended August 31, 2001 and 2002.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Statements in this press release concerning the beliefs, expectations, intentions, future events, future performance, and business prospects may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on a number of risks and uncertainties. If any of these risks and uncertainties materialize, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include, without limitation, the outcome of discussions with the Securities and Exchange Commission regarding the accounting policies applied in preparation of the Company’s financial statements, the outcome of the hearing with regard to delisting of our securities from the Nasdaq National Market, adverse effects of litigation, including shareholder derivative and class actions or regulatory actions arising in connection with pending inquiries, the protraction of our new audit firm’s review and audit of the Company’s financial statements, and our dependence upon completion of required audits and favorable regulatory determinations for availability of financing options and other transactions.

Contact

Dynacq Healthcare, Inc.

James N. Baxter, 713/378-2000

E-mail: jimbaxter@dynacq.com

Source: Dynacq Healthcare, Inc.